Exhibit 16.1

February 22, 2019

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Janel Corporation’s statements included under Item 4.01 of its Form 8-K dated February 22, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with the statements that our dismissal was upon the approval of the Audit Committee of the Board of Directors, that the action was ratified by the Board of Directors, and the stated reason for changing principal accountants included in the first paragraph.  In addition, we cannot agree or disagree with the Company’s statements that the Audit Committee of the Board of Directors decided to engage Prager Metis, CPAs, LLC, to serve as the Company’s independent registered public accounting firm for the fiscal years ended September 30, 2018 and 2019.

/s/ Crowe LLP
Livingston, New Jersey

cc:	Mr. Gerard van Kesteren
Audit Committee Chairman
Janel Corporation